Exhibit 99.1

Tanger Factory Outlet Centers, Inc.
News Release

For Release:        IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
(336) 834-6834

Tanger Completes Common Share Offering

GREENSBORO, N.C., August 14, 2009 – Tanger Factory Outlet Centers, Inc. (NYSE: SKT) (the “Company”) announced today that it has completed a public offering of 3,450,000 common shares at a price of $35.50 per share, including 450,000 common shares issued and sold upon the full exercise of the underwriters’ overallotment option.  BofA Merrill Lynch and Goldman, Sachs & Co. served as the joint book-running managers.

The net proceeds to the company from the offering, after deducting underwriting commissions and discounts and estimated offering expenses, were approximately $116.8 million.

The Company used the net proceeds from the offering to repay borrowings under its unsecured lines of credit and for general corporate purposes.

Solely as a result of the equity offering, the Company has updated it 2009 funds from operations (FFO) guidance to $2.45 to $2.51 per diluted share from $2.54 to $2.60 per diluted share and its net income guidance to $1.22 to $1.28 from $1.27 to $1.33 per diluted share.  The Company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.  The offering was made solely by means of a prospectus. A final prospectus supplement and accompanying base prospectus related to the offering has been filed with the Securities and Exchange Commission and is available at the SEC’s website at www.sec.gov.  Copies of the final prospectus supplement and accompanying base prospectus may also be obtained by contacting: BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, New York 10080, or by telephone at (212) 449-1000 or Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, New York 10004 (email address: prospectus-ny@ny.email.gs.com) or by calling (866) 471-2526.

Tanger Factory Outlet Centers, Inc., (NYSE: SKT) a publicly traded REIT, presently owns and operates 31 outlet shopping centers in 21 states coast-to-coast, totaling approximately 9.2 million square feet, leased to over 1,900 stores that are operated by over 300 different store brands.  Tanger also operates and owns partial interests in two outlet shopping centers containing approximately 950,000 square feet.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the prospectus materials when they become available, the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as the Company’s Current Report on Form 8-K dated July 2, 2009.

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